Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-4 of Petróleo Brasileiro S.A. - Petrobras (“Petrobras”) and Petrobras Global Finance B.V. of our report dated April 26, 2017 relating to the financial statements, which appears in Petrobras’s Form 20-F for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” and “Selected Financial and Operating Information” in such Registration Statement.

Rio de Janeiro, July 26, 2018

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes

PricewaterhouseCoopers, Rua do Russel 804, Edifício Manchete, 6º e 7º, Rio de Janeiro, RJ, Brasil, 22210-010, T: +55 (21) 3232 6112, www.pwc.com.br